Exhibit 99.1

May 12, 2004

FROM:	FOR:
The Carideo Group Inc.	Donaldson Company, Inc.
1250 One Financial Plaza	P.O. Box 1299
120 South Sixth Street	Minneapolis, Minnesota 55440
Minneapolis, Minnesota 55402	(NYSE: DCI)

Tony Carideo	Rich Sheffer
(612) 317-2880	(952) 887-3753
E-mail: tony@carideogroup.com	E-mail: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY TO CHALLENGE JURY VERDICT

        MINNEAPOLIS, May 12 — Donaldson Company, Inc. (NYSE:DCI) announced today the outcome of a jury trial between Donaldson and Engineered Products Company, Inc. (“EPC”), headquartered in Waterloo, Iowa. In 1998, EPC filed a patent infringement lawsuit against Donaldson in the U.S. Federal District Court for the Northern District of Iowa. On May 11, 2004, the jury found in favor of Engineered Products Company on its infringement claims against Donaldson. The jury set damages at $5.3 million. The Court has not yet ruled on certain motions by Donaldson or on the possibility of increasing the damages based on the jury’s findings. Donaldson intends to vigorously challenge the jury’s verdict. EPC’s patent expired on May 1, 2001 and will not impact Donaldson’s ongoing business operations. Donaldson does not expect any material impact on earnings from the damage award.

About Donaldson Company, Inc.

        Donaldson Company, Inc., headquartered in Minneapolis, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air

- more -

Donaldson Company, Inc.
May 12, 2004

purification, off-road equipment, industrial compressors, and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.